Exhibit 10.13.1

Execution Copy

LTC – GLICNY/UFLIC

SECOND AMENDMENT TO RETROCESSION AGREEMENT

THIS SECOND AMENDMENT TO RETROCESSION AGREEMENT dated as of December 17, 2008 (this “Amendment”), is made by and between GENWORTH LIFE INSURANCE COMPANY OF NEW YORK (formerly GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK) an insurance company organized under the laws of the State of New York (“Company”) and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (“Reinsurer”).

RECITALS

WHEREAS, Company and Reinsurer entered into a Retrocession Agreement with respect to certain long term care insurance policies reinsured by the Company, dated as of April 15, 2004 (the “Agreement”); and

WHEREAS, Company and Reinsurer desire to amend, in the manner set forth in this Amendment, the provisions of the Agreement;

NOW, THEREFORE, for and in consideration of the premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AMENDMENTS

1.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning given to them in the Agreement, as amended hereby.

2.	Effective Date of Amendment. This Amendment shall be effective as of January 1, 2008 (the “Effective Date”) as to all rights and obligations of the parties affected thereby accruing under the Agreement.

3.	Sections 3.4, 7.6 and 17.11. Sections 3.4, 7.6 and 17.11 are amended by the addition of the following sentence at the end of each:

“Company shall provide Reinsurer with copies of its routine and/or ongoing evaluation of the Reinsured Policies including information pertaining to customer service, operations and/or claims and including dashboards, scorecards and/or other metrics, as provided to Company’s management, at the same intervals, but in no event on less than a quarterly basis.”

4.	Section 3.1(a). Section 3.1(a) of the Agreement is amended by the addition of the following language:

“The parties mutually agree to the service level agreements for Services performed by Company as set forth in Schedule E-2, attached hereto and incorporated herein (the “Company SLAs”). As used herein and in Schedule E-2, the term “Services” shall have the same meaning as “Business Overhead Services,” as that term is defined in the Agreement.

The Company SLAs more fully describe many of the activities to be performed by Company and the form of information and data to be provided by Company to Reinsurer in providing the Services. However, not all Services, standards, and service level agreements to be performed under the Agreement can be practicably recited herein. Accordingly, nothing herein is intended to limit the scope of Services set forth in the Agreement or to preclude the parties, by mutual written agreement, from modifying, deleting or adding service level agreements in the future consistent with the Services. In particular, but without limitation, all provisions pertaining to “Standard for Service,” “Compliance with Applicable Law” and the descriptions of “Services” remain in effect without modification. Further, and for the avoidance of doubt, all Agreement provisions remain in effect, and the parties intend for these Company SLAs to apply in conjunction with the terms of the Agreement.”

5.	Section 6.1. Section 6.1 of the Agreement is hereby amended to replace all references to “Schedule E” with “Amended and Restated Schedule E” dated January 1, 2008 and by the addition of the following language:

“The payment of Service Charges by the Reinsurer to Company is also subject to the terms of the Service Charge Withholds and Direct Reimbursements provisions of the Amended and Restated Schedule E.”

6.	Schedule E. Schedule E to the Agreement – Expense Allowances – is hereby deleted in its entirety and replaced by the attached “Amended and Restated Schedule E” dated January 1, 2008.

7.	Schedule E-2. A new “Schedule E-2 – Service Level Agreements” is hereby added to the Agreement immediately following Schedule E-1.

8.	Schedule F. Schedule F, “Part II – Monthly Settlement Report” Item 4.; “Part III – Quarterly Settlement Report” Item 4.; and “Part IV – Annual Settlement Report” Item 4, are deleted and replaced with:

4.	Expense Allowance:

A.	Policy Maintenance	$
B.	Claims	$
	Total Expense Commission (A+B)		$

9.	Ratification. Company and Reinsurer each hereby acknowledge and agree that, except as expressly amended or modified by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and remain in full force and effect.

10.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

11.	Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

12.	Amendments. This Amendment shall be subject to and may be entered into only upon receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GENWORTH LIFE INSURANCE COMPANY OF NEW YORK		UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Kelly L. Groh	By:	/s/ Lakshman Shanmugan
Name:	Kelly L. Groh	Name:	Lakshman Shanmugan
Title	Sr. Vice President & CFO	Title	Vice President & Chief Financial Officer
Date:	December 18, 2008	Date:	12/18/2008

AMENDED AND RESTATED SCHEDULE E

January 1, 2008

EXPENSE ALLOWANCE

The Expense Allowance will be calculated monthly and billed to Reinsurer in the next Monthly Settlement Report due to Reinsurer.

1.	Expense Allowance Calculation. The Expense Allowance equals the Monthly Reinsured Policy Maintenance Reimbursement plus the Monthly Reinsured Claims Reimbursement, calculated as follows:

a.	Monthly Reinsured Policy Maintenance Reimbursement for any given month equals:

(Monthly Reinsured Policy Count for such month Multiplied by Policy Maintenance Factor) Divided by 12

Monthly Reinsured Policy Count for the above calculation shall be calculated as follows:

Beginning Monthly Policy Count: The number of Reinsured Policies in effect on the first day of the applicable calendar month

Ending Monthly Policy Count: The number of Reinsured Policies in effect on the last day of the applicable calendar month

Monthly Reinsured Policy Count: (Beginning Monthly Policy Count plus Ending Monthly Policy Count) Divided by 2

b.	Monthly Reinsured Claims Reimbursement for any given month equals:

(Monthly Reinsured Claim Count for such month Multiplied by Claims Factor) Divided by 12

Monthly Reinsured Claim Count for the above calculation shall be calculated as follows:

Beginning Monthly Claim Count: The number of Open and Pending Claims in effect on the first day of the applicable calendar month

Ending Monthly Claim Count: The number of Open and Pending Claims in effect on the last day of the applicable calendar month

Monthly Reinsured Claim Count: (Beginning Monthly Claim Count plus Ending Monthly Claim Count) Divided by 2

2.	Policy Maintenance Factor. The “Policy Maintenance Factor” in effect as of January 1, 2008, through December 31, 2008, is $29.54. Beginning on January 1, 2009, and thereafter on each anniversary of such date during the term of this Agreement, the Policy Maintenance Factor in effect for the following twelve-month period shall be adjusted to equal one hundred and two percent (102%) of the Policy Maintenance Factor in effect for the immediately preceding twelve-month period. (For example, the Policy Maintenance Factor in effect for the twelve-month period commencing on January 1, 2009, shall equal $30.13, or $29.54 Multiplied by 1.02, rounded to two decimal places.)

3.	Claims Factor. The “Claims Factor” in effect as of January 1, 2008, through December 31, 2008, is $1,005.92. Beginning on January 1, 2009, and thereafter on each anniversary of such date during the term of this Agreement, the Claims Factor in effect for the following twelve-month period shall be adjusted to equal one hundred and two percent (102%) of the Claims Factor in effect for the immediately preceding twelve-month period. (For example, the Claims Factor in effect for the twelve-month period commencing on January 1, 2009, shall equal $1,026.04 or $1,005.92 Multiplied by 1.02, rounded to two decimal places.)

4.	Charges for Special Projects:

Special Projects are certain projects described below as “Additional Projects” or “Requested Projects” (together, “Special Projects”) eligible for payment by the Reinsurer pursuant to the Agreement. Costs and expenses for Additional Projects or Requested Projects shall be paid by Reinsurer in accordance with the provisions set forth herein. The costs and expenses for ordinary course system maintenance and development projects are subsumed in the Expense Allowance referenced in Section 1, above, and accordingly, the costs and expenses for such items are not chargeable to the Reinsurer as a Special Project.

a.	Additional Projects. “Additional Projects” are operational or technology changes required for the Reinsured Policies to maintain legal and regulatory compliance with Applicable Law and the mandates of Governmental Authorities with jurisdiction. With respect to Additional Projects, Company shall provide to Reinsurer: (i) written documentation of the legal, regulatory or compliance requirement for which the operational or technology change is being made, and (ii) a good faith estimate of the associated costs and expenses for implementation of such operational or technology change. Costs and expenses for Additional Projects shall be billed to and paid by Reinsurer based upon the proportionate share of in-force Reinsured Policies to the total number of in-force Company long term care insurance policies during the period when the charges are incurred. Costs and expenses for Additional Projects shall be directly billed to and paid by Reinsurer, in accordance with the provisions set forth herein, after such costs and expenses are incurred by Company, its Subsidiaries or Affiliates.

b.	Requested Projects. “Requested Projects” are projects or changes pertaining to the Reinsured Policies for which the Reinsurer makes a specific written request to Company and for which the parties reach a mutual written agreement with respect to costs and expenses. The full amount of costs and expenses for Requested Projects shall be directly billed to and paid by Reinsurer after such costs and expenses are incurred by Company; provided, however, if (a) Reinsurer’s requested project can be limited solely to the Reinsured Policies and (b) Company expands the project to include policies other than the Reinsured Policies then, in such instance, costs will be apportioned in the same manner as for an Additional Project.

5.	Dispute Resolution. The parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements hereunder as promptly as practicable. Disputes which the parties are unable to resolve, if any, shall be resolved in accordance with the provisions of Article XV of the Agreement. Pending resolution of the dispute, Reinsurer will pay the costs and expenses as outlined above. If the outcome of the dispute resolution process is a determination that: (i) the project does not constitute an Additional or Requested Project; or (ii) that Reinsurer’s proportionate share of costs and expenses was lower than the amount charged by Company, then Company shall, within thirty (30) days, reimburse Reinsurer, as applicable, for amounts already paid for the ineligible project or the differential in the costs and expenses previously paid by Reinsurer and the lower proportionate share of costs and expenses, and in either case, with interest at the rate set forth in Section 3.01(b) from the time of Reinsurer’s payment until the date of reimbursement. Further, notwithstanding the provisions of Section 15.4(f) of Article XV of the Agreement, and with respect to an Additional or Requested Project only, the losing party in any arbitration shall pay the prevailing party’s attorney’s fees and costs.

6.	Service Charge Withholds and Direct Reimbursements. The following Service Charge Withholds and Direct Reimbursements provisions apply in the event of Company’s failure to perform as set forth in the Amended and Restated Schedule E-2:

a.	Service Charge Withhold for TAGGED Company SLA Deficiencies

i.	For TAGGED Company SLAs to be performed periodically on a frequency greater than annually:

Upon a determination by the JMC that Company failed to meet a TAGGED Company SLA timeliness or content standard as to a particular TAGGED Company SLA for two consecutive reporting periods, then, until Cured, the Reinsurer may withhold the Service Charge. Once Cured, the Reinsurer shall remit withheld Service Charges with the next monthly Service Charge payment due.

ii.	For TAGGED Company SLAs to be performed on an annual basis or upon the occurrence of an ad hoc event including those set forth in Legal/Compliance Services:

Upon a determination by the JMC that Company failed to meet a TAGGED Company SLA timeliness or content standard as to a particular TAGGED Company SLA and that Company failed to take the action or provide the content required by the SLA within five (5) business days from the stated TAGGED Company SLA due date, then the Reinsurer may withhold the next three monthly Service Charge payments. The Reinsurer shall remit those withheld Service Charges with the next monthly Service Charge payment due.

b.	Direct Reimbursements

i.	Subject to determination by the JMC, Company shall reimburse Reinsurer for any amounts assessed to or incurred by the Reinsurer in fines, penalties, assessments or other costs solely and directly related to Company’s failure to perform a Company SLA. The Reinsurer shall take reasonable steps to defend, resist and mitigate against the imposition of any fine, penalty, assessment or other costs.

ii.	The Reinsurer may offset or otherwise withhold from Service Charges owed to Company, the amounts determined by the JMC as having been assessed to or incurred by the Reinsurer for which Company is responsible pursuant to this Section.

c.	Administrative Matters

i.	The Reinsurer shall provide Company with prompt written notice if it asserts a timeliness or content deficiency of a TAGGED Company SLA, or if it believes a Direct Reimbursement is warranted, with a copy to the JMC. If the parties agree that a deadline has been missed or that content is not adequate, corrective action shall be promptly taken by the responsible Company functional area.

ii.	The role of the JMC with respect to Direct Reimbursements or Service Charge Withholds shall be: (1) to conduct a good faith review of an asserted deficiency, taking into account whether a failure on the part of the Reinsurer to provide necessary, complete or correct information to Company on a timely basis contributed to the asserted deficiency; and (2) to determine whether a deficiency has occurred and/or whether a Direct Reimbursement or Service Charge Withhold is warranted. The JMC shall be provided with written notification of any missed TAGGED Company SLAs and/or any Service Charge Withholds or Direct Reimbursements being claimed and a meeting of the JMC shall be convened within ten (10) business days from the date written notification is given. A majority of all members of the JMC shall be considered a quorum and a simple majority of the JMC members present shall be sufficient for a determination of whether or not a deficiency occurred or whether or not a Direct Reimbursement or a Service Charge Withhold is warranted. Disagreements not resolved by the JMC shall be subject to the dispute resolution provisions set forth in Article XV of the Agreement.

iii	Except as set forth herein, no Direct Reimbursement shall be paid or Service Charge may be withheld until the JMC has determined that a Direct Reimbursement or withhold is warranted; provided, however, that the Reinsurer shall be allowed to offset a Direct Reimbursement or withhold Service Charges in accordance with the terms of this Service Charge Withholds and Direct Reimbursements provision in advance of a determination by the JMC: (1) if a meeting of the JMC is not convened in accordance with Section (c)(ii) hereof due to the unavailability of Company’s JMC members and the Reinsurer has not agreed, in its discretion, to an extension of the deadline to meet; (2) in the event of a tie vote; and/or (3) during the pendency of the dispute resolution process. Similarly, if Company is the prevailing party in an arbitration, the Reinsurer shall pay Company interest pursuant to Section 7.7 of the Agreement from the date the payment was originally due, if not withheld, until the date of payment. Further, notwithstanding the provisions of Section 15.4(f) of Article XV of the Agreement, and with respect to a Service Charge Withhold described in this Section (c)(iii) only, the losing party in any arbitration shall pay the prevailing party’s attorney’s fees and costs.

iv.	The Reinsurer shall provide Company with a detailed calculation of any Service Charge Withholds under subsection A., above, or Direct Reimbursements under subsection B., above, being made in a reporting period.

v.	“Cured” means that for a TAGGED Company SLA subject to a Service Charge Withhold, Company has (1) provided all information required by the TAGGED Company SLA (even though the required deadline(s) was/were missed) or remedied the content deficiency(ies), as the case may be, for the reporting period(s) for which the information was due, and (2) met all requirements of the TAGGED Company SLA in the subsequent reporting period. The Reinsurer may agree in writing or the JMC may determine that it is not necessary for Company to remedy a deficiency which remains outstanding if fulfillment of the requirements of the TAGGED Company SLA in the current reporting period is adequate for the purposes of the Reinsurer.

vi.	“Service Charge” for the Long Term Care Retroceded Business means: The COH Service Charge, as set forth in the Business Services Agreement, and the Reinsured Policy Maintenance Reimbursement.

vii.	Nothing herein shall be interpreted to relieve Company of its obligation to perform any Company SLA, including, but not limited to, while any matter is under review by the JMC.

viii.	Notwithstanding Section 7.7 of the Agreement, the Reinsurer shall not owe any interest on any amount withheld under this Service Charge Withholds and Direct Reimbursements provision, except as set forth in Section (c)(iii) above.

SCHEDULE E-2

SERVICE LEVEL AGREEMENTS

In General

The following Company Service Level Agreements (“Company SLAs”) apply to all Services performed by all functions and operations:

(i)	Perform Services accurately;

(ii)	Meet the timeliness standards enumerated for each Service. The deadlines listed represent requirements in effect as of November 1, 2008. The Reinsurer will provide Company with written notice of deadlines that routinely vary from year to year (e.g. financial closings, annual statement, etc.) at least thirty (30) days prior to the deadline. Other deadline changes may be made at the direction of the Reinsurer with the consent of Company, which consent shall not be unreasonably withheld. If a less-than-annual deadline falls on a non-business day, the action required shall be due the next business day. If an annual deadline falls on a non-business day, the action required shall be due the prior business day;

(iii)	Answer questions from and provide information to Reinsurer’s staff and/or representatives, as is reasonable;

(iv)	Provide audit support for Reinsurer’s personnel (including parent of Reinsurer), independent auditors, and regulators by providing data, process explanations, access to all personnel and answers to related questions, as is reasonable;

(v)	Include within the Services, the applicable activities that would be undertaken by Company if the business was not reinsured; and

(vi)	Perform Services with the same rigor and priority as Company uses to conduct its own businesses not subject to the Agreement.

(vii)	In the event of failure of Company to perform in accordance with a Company Service Level Agreement designated as “TAGGED” in this Schedule E-2 (“TAGGED GNA SLA”), a Service Charge Withhold will be made in accordance with the provisions of the Amended and Restated Schedule E.

By Function

Services are shown below by functional area but performance of Services and the Company SLAs is not limited by any such categorization. For example, if responsibilities shift from one area to another or are jointly provided, the Services and Company SLAs will continue to be performed, even if they are not in the functional areas currently listed.

The following Company SLAs apply to all Services performed by all functions and operations, regardless of where performed within the Company organization.

Finance Services

Services include product financial support and analysis. Services include, without limitation:

(i)	Prepare detailed Multi-Year Plans (SP1 and SII) and update to SII for OP Plan for the Reinsurer per the GE GAAP fiscal calendar. Reinsurer to provide historical financial information, templates and assumptions a minimum of three weeks in advance of the deadline. Prepare SP and SII financial and business information as reasonably requested by the Reinsurer and participate in SP and SII business presentations; TAGGED

(ii)	Develop GAAP variance analysis for Reinsurer on a quarterly basis. Analysis to be performed within one week upon receipt of financial information from Reinsurer. Timeframe per the GE GAAP fiscal calendar; TAGGED

(iii)	Short range forecasts: Update quarterly OP Plan income forecast by product for current quarter on a weekly basis for the last 6 weeks of the quarter (including such items as claims, income and expenses.); TAGGED

(iv)	Provide Reinsurer support for non-investment related Rating Agency requests (e.g. data for supplemental rating questionnaires) within thirty (30) calendar days of Reinsurer request; TAGGED

(v)	Provide Reinsurer support for activities in compliance with Sarbanes-Oxley reporting, including documentation and walkthrough’s of Company processes that affect the Reinsured Policies;

(vi)	On a quarterly basis, calculate the Experience Refund estimate and provide the calculation to Reinsurer within thirty (30) calendar days of the end of the calendar quarter.

Actuarial Services

Services include general oversight of the in-force product performance analysis and reviews. Reinsurer shall provide all pertinent assumptions to Company at least two weeks in advance of the deadlines set forth below, except as noted. Services required by subsequent minor revisions to assumptions requested by the Reinsurer shall be completed by Company in no more than two business days unless the Reinsurer consents to additional time, which consent shall not be unreasonably withheld. Services include, without limitation:

(i)	Perform experience studies to be used for planning and Cash Flow Testing purposes (e.g., mortality, lapse/termination and morbidity studies, etc.). Mortality and morbidity studies will include Actual/Expected detail and analysis. Studies to be delivered annually in August using experience through the end of the first quarter; TAGGED

[1]	SP means Strategic Playbook formerly known as SI.

(ii)	Provide projections and supporting documentation for annual Multi-Year Plans (SP and SII) for the Reinsurer in coordination with Company’s Finance department to meet the deadlines stated in Finance Services (i), above; TAGGED

(iii)	Deliver cash flow projections and models for Loss Recognition testing, along with supporting documentation, to Reinsurer by May 1 of the following year. Any changes in assumptions to be approved prior to calculation; TAGGED

(iv)	Provide projections for Cash Flow Testing (CFT) reflecting input from Reinsurer’s Appointed Actuary, including but not limited to the following components delivered by the indicated dates; ALL TAGGED

a.	Updated expense factors by November 1;

b.	9/30 CFT interest rate scenarios by November 1;

c.	Reinsurer to provide 9/30 existing portfolio asset cash flow projections and updated asset assumption recommendations to Company by December 1;

d.	9/30 CFT base results & analysis by December 15;

e.	If the yield curve changes significantly (as determined by Reinsurer’s appointed actuary) from the 9/30 CFT interest rate scenarios, Company will provide 12/31 CFT interest rate scenarios by January 5;

f.	12/31 CFT base results & analysis and paid claim data by January 21 if Reinsurer provides its existing portfolio asset cash flow projections and updated asset assumption recommendations to Company by January 15;

g.	12/31 CFT sensitivity results & analysis by January 28;

h.	Asset model documentation, reserve factor data checking and support and stochastic scenarios documentation for Actuarial Opinion Memorandum by February 1;

i.	Level scenario Income Statement and Balance Sheet projection results and reliance statements to support actuarial opinion by February 10;

j.	Actuarial asset adequacy modeling statements, actuarial reserve procedure statements, actuarial reserve certifications by February 20.

(v)	Calculate quarterly GAAP, Statutory, and Tax reserves and deliver them to Reinsurer within 6 calendar days of Reinsurer quarter close cash cutoff for GAAP reserves (2008 due dates March 20, June 19, September 18, December 18), 15 calendar days of Reinsurer quarter close for Stat and Tax; TAGGED

(vi)	Prepare applicable data and schedules within Reinsurer deadlines to meet NAIC requirements for Reinsurer’s Annual Statement (Blue Book); TAGGED

(vii)	Provide quarterly supporting documentation for all reserves types (for example, ALR, DLR, IBNR), on all bases (GAAP, Stat, Tax). Documentation includes but is not limited to: calculations, policy counts, GAAP roll forwards, factor book basis, Source of Earnings (SOE) report for case reserves, PolySystems VMF Definition File & VMF Output File (or alternative Reserve Valuation Systems) (GAAP & STAT) for both ALR and DLR reserve runs, and database data each quarter within thirty (30) calendar days of the end of the calendar quarter; TAGGED

(viii)	Produce quarterly the Options Based Valuation report (“OBV”) within seventy-five (75) calendar days of the end of the calendar quarter. TAGGED

Risk Management Services

Services include general oversight of the in-force product performance analysis and reviews. Risk management services include, without limitation:

(i)	Perform and provide quarterly (and ad hoc, as needed when experience warrants) analysis and reviews of in-force product performance (analysis to include information from experience studies, mortality studies and lapse/termination studies). Provide quarterly data extracts which include morbidity, mortality and lapse information. All analysis is based on actual to “expected”. Reinsurer acknowledges that Company “expected” equals original pricing, unless otherwise agreed. (As of the Effective Date, this SLA is performed by the risk management function);

(ii)	Conduct an annual in-force product performance analysis and business review. Business to be valued at the end of the first quarter and provide and present the business review by August 31 including morbidity, mortality and lapse analysis. (As of the Effective Date, this SLA is performed by the actuarial function);

(iii)	On an ongoing basis, identify and control business risks associated with controllership, systems infrastructure and process management. Activities, remediation steps, and results in these areas to be presented at annual business reviews;

(iv)	Prepare and provide monthly claims data and metrics to be sent by the 15th of each month for the previous month’s experience. (As of the Effective Date, this SLA is performed by the claims function);

(v)

Provide oversight and coordination of any claims, operations, risk or reinsurance related audit conducted by Reinsurer to ensure a timely and thorough completion of the audit. Oversight and coordination duties to include: (1) coordination of resources for audit team; and (2) monitor and follow up on open audit issues until closed within the timeframes agreed upon by the parties. The Reinsurer will provide at least thirty days prior written notice of the scope of any such audit unless, in the discretion of the Reinsurer circumstances require otherwise, in which case reasonable advance notice shall be given. (As of the Effective Date, this SLA is performed by the risk management function);

(vi)	Provide seriatim listing of in force exposures with coverage information on a quarterly basis, to be sent to Reinsurer within thirty (30) calendar days of the end of the calendar quarter. Files to include coverage information. Prepare and provide quarterly reporting of claim data with coverage information, to be sent within thirty (30) calendar days of the end of the calendar quarter (As of the Effective Date, this SLA is performed by the actuarial function). TAGGED

Legal/Compliance Services

Services include, without limitation:

(i)	Legal/Litigation

Support, coordinate and manage litigation arising from and/or for the benefit of the Reinsured Policies, including:

a.	Respond to all claims, regulatory or other litigation by assignment to internal counsel promptly upon service or receipt and referral to outside counsel, as appropriate, within time frames sufficient to protect the rights of the Reinsurer;

b.	Manage and supervise litigation in coordination with outside counsel, including:

1.	Provision of required records, access to witnesses, etc.

2.	Review of complaints, responsive pleadings, and other documents.

c.	Provide Reinsurer with quarterly reports (in a format and with information reasonably requested by Reinsurer) of (1) litigation and (2) pre-litigation decisions, settlements and other actions relating to disputes and/or complaints, within one calendar month of the end of the period, as follows: TAGGED

Data Through	Report Due
March 31	April 30

June 30	July 31

September 30	October 31

December 31	January 31

d.	Advise Reinsurer in writing within ten (10) business days of receipt by counsel for Company, its subsidiaries or affiliates of written notice of any disputed claim

(including, litigation, arbitration or any other formal proceeding) related to the subject matter of the Agreement and/or the Reinsured Policies which could create an exposure to the Reinsurer of $500,000 or more. TAGGED

e.	Upon request of the Reinsurer, provide prompt written notice of the intention to contest, compromise or litigate a claim with respect to a Reinsured Policy along with copies of all pleadings and reports of investigation with respect thereto, as set forth in the Agreement.

f.	As respects matters pertaining to the Agreement and/or the Reinsured Policies, promptly advise the Reinsurer in writing of any investigation or litigation the Reinsurer is required to report to GE according to the current GE reporting criteria, a copy of which shall be provided by the Reinsurer.

(ii)	Exceptions Reporting

On a quarterly basis, Company shall prepare a report that contains information related to the following: i) any decision to make a payment to a Policyholder where the payment is made outside of the terms and conditions of the Reinsured Policies; and (ii) any extracontractual determinations that may create an economic liability for Reinsurer. By way of example, the reported information may include overpayments of benefits, administrative exceptions and policy reinstatements outside the terms and conditions of the Reinsured Contracts or Reinsured Policies. The report need not include information on payments made under the Reinsured Policies or extracontractual determinations made in accordance with the Long Term Care Claims Adjudication process and/or Operational Guidelines; provided, however, that such information will be available, upon request, during Reinsurer audits. Information to be sent to Reinsurer with the quarterly legal report. TAGGED

(iii)	Government Relations

Include the Agreement and the Reinsured Policies in all governmental relations efforts undertaken by Company for its own businesses.

(iv)	Product and Contracts Maintenance

Assure form and contract filings are completed timely and accurately, in compliance with applicable federal and state laws and regulations. (As of the Effective Date the metrics and process for this function are owned by the Product Compliance area.)

a.	Update collateral materials annually, as needed;

b.	Provide Reinsurer with same form and contract filing metrics/dashboards as provided to Company management, at the same intervals.

(v)	Compliance, Regulatory, Complaints, Privacy & Data Security

Administer all matters relating to the Reinsured Policies (including all systems and processes used in the administration of the Reinsured Policies), and assure compliance with all applicable statutory, regulatory, and Company internal procedural requirements and standards. Report related information to the Reinsurer, quarterly within four weeks of the end of the quarter unless otherwise specified.

These requirements and reporting obligations include, without limitation:

a.	Statutory and regulatory requirements, matters, and administration.

1.	Report all regulatory compliance risks identified, the priorities assigned to those compliance risks and the abatement plans.

2.	Report final agreements related to or determinations of regulatory actions, fines, penalties, consent orders within ten (10) business days. TAGGED

3.	Provide available compliance related information, data, and metrics requested by the Reinsurer from time to time.

b.	Regulatory filings and reporting to insurance departments and other regulators

1.	Report all late or missed regulatory filings and/or reports within ten (10) business days. TAGGED

2.	Report on applicable new and revised regulatory requirements implemented.

c.	Privacy and data security requirements of all applicable jurisdictions, including all required GLB and HIPAA privacy notices as well as all necessary federal and/or states’ mandated consumer, regulator, attorney general, and/or credit reporting agency notices concerning situations potentially involving breach of security and/or breach of private or sensitive information.

•	Report all privacy and data security potential and actual compromises or breaches within ten (10) business days of Company’s discovery and confirmation that a compromise or breach occurred. TAGGED

d.	Insurance department, attorney general or other regulatory inquiries, investigations, audits, and complaints including market conduct examinations, targeted examinations, financial examinations, and complaints received through insurance departments.

(i)

Provide written e-mail notice of all regulatory examinations, inquiries, investigations, or audits (except for cases of routine handling of complaints received through insurance departments). Address such e-mail notices to

Reinsurer’s Compliance Leader within ten (10) business days of Company receiving notice of such events and include a copy of the regulatory notice of the review event. TAGGED

(ii)	For any such matter that results in findings or citations of violations, concerns, advisements, and/or recommendations for corrective actions, within a reasonable time after such findings/citations were received but in no case later than six months, prepare and provide a report to the Reinsurer regarding the actions taken to address, abate, improve and remediate said findings/citations. TAGGED

e.	Statutory, regulatory, and Company internal guideline requirements relating to complaints received through insurance departments and other regulators, and received directly from policy owners, producers, and other consumers.

(i)	Report any upheld/justified regulatory, policy owner, consumer, and other complaints within ten (10) business days of Company receiving notice of such events. TAGGED

(ii)	Provide the Company Complaints Report, Trending Report, and Variable Detail Report within ten (10) business days of the end of the quarter. TAGGED

(iii)	Report quarterly metrics regarding meeting regulatory complaints handling requirements (timeliness, responsiveness in handling complaints received through insurance departments). TAGGED

f.	Maintain and report to regulators all complaints and grievances data and records pursuant to all statutory, regulatory, and Company internal guideline requirements.

g.	Relevant replacement and exchange compliance and monitoring

•	Provide quarterly reports to the Reinsurer regarding replacements and exchanges. TAGGED

h.	Maintain and adhere to a Code of Conduct/Ethics and Integrity Policies and provide documentation of such to the Reinsurer upon request.

i.	Provide mandated, periodic and recurring associate training regarding privacy, claims, AML and SAR, documents and records management and retention, security awareness, integrity/Code of Ethics, and any other legally and Company internally required training.

j.	OFAC and other applicable Watch Lists requirements

•	Provide reports to the Reinsurer regarding OFAC and other Watch Lists confirmed matches within ten (10) business days of Company receiving notice of the confirmed matches. TAGGED

k.	Anti Money Laundering (AML), Suspicious Activities Reporting (SAR), Form 8300, and related requirements and procedures pursuant to the U.S.A. PATRIOT Act, Bank Secrecy Act, and all other existing or forthcoming requirements.

•	As permitted under applicable laws and regulations, provide reports to the Reinsurer regarding the filings of SARs and Form 8300s within ten (10) business days of filing such reports. TAGGED

l.	Make mailings in the normal course of business to insureds and annuitants according to standard business practices, including, among other things, the periodic mailing of privacy notices and annuity and policy related notices.

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of November 3, 2004, to the Retrocession Agreement, dated as of April 15, 2004 (the “Agreement”), by and between GE CAPITAL LIFE ASSURANCE COMPANY of New York, an insurance company organized under the laws of the State of New (the “Company”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Reinsurer”), is by and between the Company and the Reinsurer.

RECITALS

WHEREAS, the Company and the Reinsurer entered into the Agreement pursuant to which, effective January 1, 2004, the Company retroceded a block of long term care insurance policies to the Reinsurer; and

WHEREAS, in recognition of the limited amount of time available to the Reinsurer prior to the execution of the Agreement to verify the accuracy of the calculation of the Experience Refund Baseline and to review the 2003 experience on the Reinsured Policies, the parties to the Agreement, pursuant to footnote 1 to Schedule 1, agreed to update the values set forth in the Experience Refund Baseline on Schedule I to the Agreement; and

WHEREAS, the Company and the Reinsurer have updated the values set forth in the Experience Refund Baseline on Schedule I to the Agreement and now wish to amend Schedule I and to make conforming changes to Section 8.1(a) of the Agreement, each in the manner set forth in this Amendment; and

WHEREAS, General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. and Genworth Financial Inc. are parties to that certain Master Agreement, dated as of May 24, 2004 (the “Master Agreement”), pursuant to which the parties thereto have agreed, inter alia, to waive their respective rights to seek punitive and similar damages against each other except as provided therein; and

WHEREAS, the Company and the Reinsurer wish to amend, in the manner set forth in this Amendment, the provision of the Agreement governing the parties’ waiver of their respective rights to seek punitive and similar damages against each other so that such provision is consistent with the corresponding provision set forth in the Master Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Reinsurer agree as follows:

ARTICLE I

AMENDMENTS

1.1	Amendment to Section 8.1(a). The final paragraph of Section 8.l(a) of the Agreement is hereby amended by deleting the first sentence of such paragraph and the following sentence shall be substituted in its place: “The calculation of investment income and the IMR income components of the actual pre-tax income for 2004-2006 shall be based on an assumed net annual yield of 5.91%, 5.85% and 5.81%, respectively.

1.2	Amendment to Section 15.1(c). Section 15.1 (c) of the Agreement is hereby deleted in its entirety and the following Section 15.1 (c) shall be substituted in its place:

(c)	In connection with any Dispute, the parties expressly waive and forego any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a Third Party Claim shall be considered direct damages), and (ii) trial by jury. For purposes of this Section 15.1 (c), “Third Party Claim” means the assertion of any claim or the commencement of any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation, before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, by any Person (including a Governmental Authority), unless such Person: (i) in the case of the Company, is (a) General Electric Company or (b) a subsidiary of General Electric Company other than (x) Genworth Financial, Inc. (“Genworth”) or (y) a subsidiary of Genworth, and (ii) in the case of the Reinsurer, is Genworth or a subsidiary of Genworth).

1.3	Amendment to Schedule I. Schedule I attached to the Agreement is hereby deleted in its entirety and the Schedule I attached to this Amendment shall be substituted in its place.

ARTICLE 11

MISCELLANEOUS

2.1	Headings. The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

2.2	Confirmation of the Agreement. Except as amended by this Amendment, the Agreement remains in full force and effect, without modification or amendment.

2.3	Governing Law. This Amendment will be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

2.4	Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Glenn L. Joppa
Name:	Glenn L. Joppa
Title:	Assistant Secretary

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

By:	/s/ Ward Bobitz
Name:	Ward Bobitz
Title:	Vice President & Assistant Secretary

SCHEDULE I

EXPERIENCE REFUND

LTC Experience Refund - GECLA
6/21/2004	Net Yield -a)	5.91%	5.85%	5.81%	5.77%	5.75%	5.74%	5.72%	5.72%	5.72%	5.71%	5.70%	5.71%	5.71%	5.72%	5.73%
a) Calculated by taking Investment Income (net of Defaults & Impairments) incl IMR amort and dividing by a 2 point avg of the sum of Total Ceded SAP Reserves plus IMR

LTC Reinsurance Segment Projection (in $1,000’s)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Premium Income	62,903	65,162	63,989	60,872	57,736	54,594	51,408	48,183	44,934	41,680	38,445	35,248	32,112	29,057	26,103
Inv Inc on LTC Rsvs (Net of Defaults & Inv Exp)	29,655	33,980	37,986	41,669	44,962	47,981	50,629	53,111	55,352	57,249	58,842	60,268	61,384	62,198	62,677
IMR Amortization for LTC Segment	255	240	229	227	231	235	245	253	263	268	282	306	330	367	393
TOTAL REVENUE:	92,814	99,381	102,203	102,768	102,928	102,809	102,282	101,546	100,549	99,198	97,569	95,822	93,825	91,622	89,173

Paid Benefits	25,296	30,828	35,201	38,786	41,594	43,674	45,748	47,954	50,336	52,840	55,407	57,984	60,506	62,921	65,167
Increase in Active Life Reserves	57,269	54,960	52,141	48,950	45,466	41,724	37,642	33,195	28,428	23,400	18,191	12,833	7,450	2,141	(3,102)
Increase in Claim Reserves (incl IBNR)	19,835	18,081	15,383	12,614	9,879	7,319	7,298	7,761	8,383	8,806	9,032	9,067	8,878	8,495	7,901
Loss Exp (Incl Rsv Change & LAE)	1,510	793	751	700	644	587	604	636	675	708	737	760	776	785	787
Exp Allowances - Commissions	7,767	7,839	7,553	7,048	6,551	6,064	5,589	5,109	4,801	4,494	4,190	3,889	3,595	3,309	3,032
Exp Allowances - Treaty (Claims Dept, PHS, Blue Sky)	3,233	2,551	2,626	2,675	2,701	2,723	2,743	2,763	2,788	2,812	2,837	2,860	2,880	2,895	2,906
Exp Allowances - BSA Expenses (COH)	1,090	1,040	1,004	968	930	892	853	813	772	731	690	649	608	568	528
Stop-loss, 10% Novation Costs & Ceding Commission	1,970	1,222	551	(36)	4,300
Impairments - 17bps	716	856	984	1,101	1,205	1,298	1,376	1,449	1,515	1,569	1,610	1,641	1,673	1,685	1,696

TOTAL EXPENSES:	118,686	118,169	116,194	112,805	113,268	104,281	101,852	99,679	97,697	95,360	92,692	89,682	86,366	82,799	78,913
Pre-Tax Income 90% TLA	(25,873)	(18,788)	(13,991)	(10,038)	(10,340)	(1,472)	429	1,867	2,852	3,837	4,877	6,140	7,459	8,822	10,259

10% Novation Segment Pre-Tax Profits	—	—	—	—	—	(164)	48	207	317	426	542	682	829	980	1,140

Pre-Tax Income = Experience Refund Baseline	(25,873)	(18,788)	(13,991)	(10,038)	(10,340)	(1,635)	477	2,074	3,169	4,263	5,418	6,822	8,288	9,803	11,399